UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(a).

                               (AMENDMENT NO. 5)*

                       FIRST VIRTUAL HOLDINGS INCORPORATED
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   337486 10 4
                         -----------------------------------
                                 (CUSIP Number)

        RONALD FISHER                             STEPHEN A. GRANT, ESQ.
   SOFTBANK HOLDINGS INC.                          SULLIVAN & CROMWELL
 10 LANGLEY ROAD, SUITE 403                          125 BROAD STREET
   NEWTON CENTER, MA 02159                          NEW YORK, NY 10004
       (617) 928-9300                                 (212) 558-4000
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 AUGUST 20, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).                                                          SEC 1746(12-91)

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 2 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK HOLDINGS INC.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    19,510,524 (1)
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      19,510,524 (1)
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     19,510,524 (1)
--------------------------------------------------------------------------------
12.  CHECK /__/ IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     63.1% (1)
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
     (1)  See Item 5.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 3 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK TECHNOLOGY VENTURES IV L.P.
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*

     WC
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    9,755,262 (1)
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      9,755,262 (1)
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,755,262 (1)
--------------------------------------------------------------------------------
12.  CHECK /__/ IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     31.5% (1)
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
     (1)  See Item 5.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 4 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     SOFTBANK CORPORATION
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     JAPAN
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    20,390,524 (1)
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      20,390,524 (1)
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,390,524 (1)
--------------------------------------------------------------------------------
12.  CHECK /__/ IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     63.5% (1)
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     HC, CO
--------------------------------------------------------------------------------
     (1)  See Item 5.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 5 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     MASAYOSHI SON
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     JAPAN
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    20,390,524 (1)
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      20,390,524 (1)
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,390,524 (1)
--------------------------------------------------------------------------------
12.  CHECK /__/ IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     63.5% (1)
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------
     (1)  See Item 5.



                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 6 OF 10 PAGES
---------------------                                      ---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     STV IV LLC
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [  ]
                                                                   (b)  [  ]

--------------------------------------------------------------------------------
 3.  SEC USE ONLY

--------------------------------------------------------------------------------
 4.  SOURCE OF FUNDS*

     AF
--------------------------------------------------------------------------------
 5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                                            [  ]
--------------------------------------------------------------------------------
 6.  CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                           7.  SOLE VOTING POWER
  NUMBER OF                    9,755,262 (1)
    SHARES                 -----------------------------------------------------
BENEFICIALLY               8.  SHARED VOTING POWER
  OWNED BY                     0
    EACH                   -----------------------------------------------------
 REPORTING                 9.  SOLE DISPOSITIVE POWER
   PERSON                      9,755,262 (1)
    WITH                   -----------------------------------------------------
                           10. SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     9,755,262 (1)
--------------------------------------------------------------------------------
12.  CHECK /__/ IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                            [  ]
--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     31.5% (1)
--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------
     (1)  See Item 5.


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 7 OF 10 PAGES
---------------------                                      ---------------------


         SOFTBANK Holdings, SOFTBANK Technology, SOFTBANK, Son, and STV hereby amend and supplement the Statement on Schedule 13D originally filed by the Reporting Persons on May 11, 1998, as amended on June 4, 1998, June 15, 1998, June 23, 1998 and June 29, 1998 (as amended, the "Statement"), with respect to the Common Stock, par value $0.001 per share (the "Common Stock"), of First Virtual Holdings Incorporated, a Delaware corporation (the "Company").

         The descriptions contained in this Statement of certain agreements and documents are qualified in their entirety by reference to the complete texts of such agreements and documents, which have been filed as exhibits to the Schedule 13D, as amended and supplemented, and incorporated by reference herein. Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Statement.


ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 is hereby amended and supplemented by incorporation of the information set forth in Item 6 with respect to the Plan of Reorganization (as defined herein).

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         The fourth paragraph under Item 5 is hereby amended and restated as follows:

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 8 OF 10 PAGES
---------------------                                      ---------------------


         SOFTBANK; Son.

         As the parent of SOFTBANK Holdings and the direct and indirect owner of an approximate 50% interest of SOFTBANK, respectively, SOFTBANK and Son may each be deemed to be the beneficial owner of an aggregate of 19,510,524 shares of Common Stock and may be deemed to have sole voting power and sole dispositive power with respect to such shares of Common Stock. In addition, SOFTBANK and Son may be deemed to be the beneficial owner of approximately 880,000 additional shares of Common Stock that SOFTVEN will, subject to the satisfaction of the conditions set forth in the Plan of Reorganization, acquire from the Company. Upon consummation of the transactions contemplated by the Plan of Reorganization, SOFTBANK and Son will have sole voting power and sole dispositive power with respect to such shares. Therefore, SOFTBANK and Son may be deemed to be the beneficial owner of an aggregate of 20,390,524 shares of Common Stock, comprising approximately 63.5% of the Common Stock (based on the number of shares of Common Stock outstanding as of June 30, 1998, as disclosed by the Company in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, filed on August 3, 1998, and calculated as provided by Rule 13d-3 under the Exchange Act). See Item 6.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 is hereby amended and supplemented by incorporation of the following:

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 9 OF 10 PAGES
---------------------                                      ---------------------


         The Company entered into an Agreement and Plan of Reorganization, dated as of August 20, 1998 (the "Plan of Reorganization"), by and among the Company, EPub Holdings, Inc., Email Publishing, Inc. ("EPub") and certain stockholders of EPub, including SOFTVEN No. 2 Investment Enterprise Partnership, a Japanese partnership ("SOFTVEN"). SOFTBANK is the sole shareholder of SOFTVENTURE Capital Inc., a Japanse corporation that serves as the general partner of SOFTVEN. SOFTVEN currently owns 400,000 shares of Series A Preferred Stock of EPub and, upon consummation of the Plan of Reorganization, will acquire approximately 880,000 shares of Common Stock (subject to adjustment) in exchange for its shares of EPub capital stock. The consummation of the Plan of Reorganization is subject to conditions precedent including approval by a majority of the stockholders of the Company, other than SOFTBANK Holdings and SOFTBANK Technology, represented and voting at a Company stockholders' meeting.

         All references to the Plan of Reorganization are qualified in their entirety by the full text of such document, a copy of which is attached as Exhibit N hereto and is incorporated by reference herein. See Item 7.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and supplemented by the addition of the following:

         Exhibit N  Agreement and Plan of Reorganization, dated as of August 20,
                    1998, by and among the Company, EPub Holdings, Inc., Email Publishing, Inc., the stockholders listed on the signature pages thereto and Chase Manhattan Bank and Trust Company, N.A.

---------------------                                      ---------------------
CUSIP NO. 337486 10 4                                      PAGE 10 OF 10 PAGES
---------------------                                      ---------------------


                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 24, 1998                      SOFTBANK HOLDINGS INC.


                                     By: /s/ Ronald D. Fisher
                                        ----------------------------------------
                                             Name: Ronald D. Fisher
                                             Title:  Vice Chairman


                                     SOFTBANK TECHNOLOGY VENTURES IV L.P.


                                     By: STV IV LLC
                                         Its General Partner


                                         By:  /s/ Gary Rieschel
                                            ------------------------------------
                                             Name: Gary Rieschel
                                             Title:  Executive Managing Director


                                     SOFTBANK CORPORATION


                                     By: /s/ Ronald D. Fisher
                                        ----------------------------------------
                                             Name: Ronald D. Fisher
                                             Title:  Attorney-in-Fact


                                     MASAYOSHI SON


                                     By: /s/ Ronald D. Fisher
                                        ----------------------------------------
                                             Name: Ronald D. Fisher
                                             Title:  Attorney-in-Fact


                                     STV IV LLC


                                     By: /s/ Gary Rieschel
                                        ----------------------------------------
                                             Name: Gary Rieschel
                                             Title:  Executive Managing Director